Exhibit 99.2

Current DRAFT as of 5:21 pm EDT, June 15

Crawford & Company® Announces Agreement to Sell Garden City Group® to Epiq

ATLANTA (June 18, 2018) – Crawford & Company®, the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities, today announced that it has sold Garden City Group, LLCSM (GCG®), its legal administrative services unit to Epiq, a worldwide provider of legal services, serving law firms, corporations and financial institutions.

The sale allows Crawford to focus on its core services of providing claims solutions globally and further solidify its position as market leader for independent claims management services. It also allows Crawford to invest additional resources in industry solutions where the company is a market leader and expects significant future growth.

“This is an important transaction for Crawford that allows us to further concentrate our attention and resources on high-growth business segments where we have established leadership. Just as importantly, we have found a great home for our legal administrative services business and the dedicated GCG employees,” said Harsha V. Agadi, president and CEO of Crawford & Company. “The professionalism, commitment and contributions of GCG’s employees have been unmatched and I’m pleased they can continue their growth with a well-regarded leader in the legal administrative services industry.”

As part of the agreement, Epiq will continue to provide ancillary support services to Crawford in support of its claims operations.

“Crawford’s GCG is well known and respected in the industry and the transaction will create even more value for our clients,” said John Davenport Jr., Chief Executive Officer of Epiq. “We look forward to welcoming GCG employees to Epiq and we look forward to further serving GCG clients.”

The transaction closed on June 15, 2018.

VRA Partners acted as financial advisor to Crawford on the transaction. Dentons US LLP and Bryan Cave Leighton Paisner LLP served as legal advisors to Crawford & Company and Epiq, respectively.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawfordandcompany.com.

About Epiq

Epiq, a global leader in the legal services industry, takes on large-scale, increasingly complex tasks for corporate counsel, law firms, and business professionals with efficiency, clarity, and confidence. Clients rely on Epiq to streamline the administration of business operations, class action and mass tort, court reporting, eDiscovery, regulatory, compliance, restructuring, and bankruptcy matters. Epiq subject-matter experts and technologies create efficiency through expertise and deliver confidence to high-performing clients around the world. Learn more at www.epiqglobal.com.

###